Exhibit 99.23(h)(5)

AARP FUNDS

AMENDED AND RESTATED

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, made as of this 9th day of September, 2007, between AARP Funds (“Trust”) on behalf of its AARP Conservative Fund, AARP Moderate Fund, AARP Aggressive Fund, AARP Money Market Fund and AARP Income Fund series (each, a “Fund”), and AARP Financial Incorporated (“AFI”).

WHEREAS, the parties have entered into an Investment Advisory Agreement and an Administration Agreement with respect to the Funds;

WHEREAS, AFI desires contractually to agree to waive or reduce the investment advisory and administrative fees charged to the Funds described in the Investment Advisory Agreement and Administration Agreement and/or reimburse certain operating expenses for the Funds to keep expenses at specified levels as set forth below, inclusive of expenses of the underlying fund(s) in which the Funds invest; and

WHEREAS, the parties wish to amend and restate this Fee Waiver and Expense Reimbursement Agreement to extend its term through the dates set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust and AFI agree as follows:

1.             AFI agrees to waive or reduce fees payable to AFI pursuant to the Investment Advisory Agreement and Administration Agreement and/or reimburse operating expenses for the Funds in an amount sufficient to keep the net annual operating expenses (exclusive of interest, taxes and extraordinary expenses) for each Fund, including the net annual operating expenses attributable to the underlying fund(s) in which it invests, at the levels and through the Expiration Date set forth below:

Fund	Expense Cap	Expiration Date
AARP Aggressive Fund	0.50%	November 1, 2008
AARP Moderate Fund	0.50%	November 1, 2008
AARP Conservative Fund	0.50%	November 1, 2008
AARP Money Market Fund	0.30%	November 1, 2009
AARP Income Fund	0.50%	November 1, 2008

2.             AFI understands and intends that the Funds will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the expenses of the Funds for purposes of calculating the net asset value of the Funds’ shares and otherwise, and expressly permits the Funds to do so.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

AARP FUNDS		AARP FINANCIAL INCORPORATED

By:	/s/ Nancy M. Smith	By:	/s/ Larry C. Renfro
	Name: Nancy M. Smith		Name: Larry C. Renfro
	Title: Vice President		Title: President